Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Amendment No. 1 to the Registration Statement on Form S-3 of Helius Medical Technologies, Inc. of our report dated March 25, 2025, relating to the consolidated financial statements of Helius Medical Technologies, Inc. in the Annual Report on Form 10-K for the year ended December 31, 2024. Our report contains an explanatory paragraph relating to the Company’s ability to continue as a going concern. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Baker Tilly US, LLP

Minneapolis, Minnesota

March 25, 2025